Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2020 RESULTS

GREAT NECK, New York, May 7, 2020 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2020.

“With the global spread of the COVID-19 pandemic and various governmental responses thereto continuing to affect the country and the economy, One Liberty’s highest priority is the health and safety of our tenants and employees,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty.

“We continue to monitor the economic effect of the response to the pandemic and are taking action to mitigate the potential impact and risks to the Company. During this period of uncertainty, we are working with our tenants, many of whom have been hit hard, to overcome the hurdles presented by this challenging time so that they can continue as long-time quality tenants. Our properties have a weighted average remaining lease term of 6.5 years and we remain confident in the overall long-term strength of our portfolio. Our strategy over the past few years has been to reduce risk by selectively evolving our portfolio toward industrial assets in key markets and solidifying our tenant and asset base, while maintaining a strong balance sheet. We believe this has left us well-positioned to effectively navigate this unprecedented crisis and seek to protect stockholder value and grow over the long-term.”

Operating Results:

Rental income was unchanged at $21.2 million in the first quarter of each of 2020 and 2019.

Total operating expenses were $12.4 million in the first quarter of 2020 compared to $11.9 million for the first quarter of 2019. Contributing to the change was a $327,000 increase in depreciation and amortization expense due to the net impact of acquisitions and dispositions in 2019 and 2020 and a $163,000 increase in general and administrative expense due to higher compensation costs in 2020.

Net income attributable to One Liberty in the first quarter of 2020 was $7.8 million, or $0.39 per diluted share, compared to $4.0 million, or $0.19 per diluted share, in the first quarter of 2019. Net income for the 2020 quarter includes a $4.3 million, or $0.21 per diluted share, gain on sale of real estate, before giving effect to a $290,000, or $0.01 per diluted share, debt prepayment charge.

Funds from Operations, or FFO1, was $9.2 million, or $0.46 per diluted share, for the first quarter of 2020, compared to $9.4 million, or $0.48 per diluted share, in the first quarter of 2019.

1.	A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Adjusted Funds from Operations, or AFFO, was $10.2 million, or $0.51 per diluted share, for the quarter ended March 31, 2020, compared to $10.0 million, or $0.51 per diluted share, for the corresponding quarter in the prior year.

Per share diluted net income, FFO and AFFO were negatively impacted during the quarter ended March 31, 2020 by an increase of approximately 389,000 shares in the weighted average number of shares of common stock outstanding during the first quarter of 2020 from the first quarter of 2019 due to stock issuances pursuant to One Liberty’s at-the-market offering (ATM), dividend reinvestment and equity incentive programs.

Balance Sheet:

At March 31, 2020, the Company had $21.4 million of cash and cash equivalents, total assets of $805.8 million, total debt of $477.6 million, and total One Liberty Properties, Inc. stockholders’ equity of $285.9 million.

At May 4, 2020, One Liberty’s available liquidity was $70.0 million, including $13.8 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $56.2 million available under its credit facility. The facility is currently available for the acquisition of commercial real estate, repayment of mortgage debt, and up to $16.1 million for renovation expenses. In March 2020, One Liberty borrowed the entire $10 million available to it under the facility for operating expenses.

Acquisitions and Dispositions:

As previously disclosed, during the current quarter, One Liberty acquired two industrial properties for an aggregate purchase price of $28.3 million and sold two retail properties, including a property owned by an unconsolidated joint venture, for a net gain of approximately $4.4 million, or $.22 per diluted share, before a $290,000 debt prepayment expense.

COVID-19 Operations Update:

The following is a summary as of May 4, 2020 of the Company’s cash base rent collections for March and April:

●	$6.1 million, or 100%, of the cash base rent required to be paid in March has been collected.

●	$4.4 million, or 71.9% of cash base rent required to be paid in April has been collected.

One Liberty expects to grant relief in varying degrees to deserving tenants and will modify lease terms in a manner which the Company believes to be beneficial to the tenant and the Company on a long-term basis.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, OLP does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors that could adversely affect the Company is the current pandemic of the novel coronavirus, or COVID-19, and the governmental and non-governmental responses thereto. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Information regarding other important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended March 31, 2020 and in particular, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	March 31,	December 31,
	2020	2019

ASSETS
Real estate investments, net	$718,661	$700,535
Investment in unconsolidated joint ventures	11,247	11,061
Cash and cash equivalents	21,360	11,034
Unbilled rent receivable	15,281	15,037
Unamortized intangible lease assets, net	28,722	26,068
Other assets	10,480	10,894
Total assets	$805,751	$774,629

LIABILITIES AND EQUITY Liabilities:
Mortgages payable, net of $4,420 and $4,438 of deferred financing costs, respectively	$447,337	$435,840
Line of credit-outstanding, net of $567 and $619 of deferred financing costs, respectively	30,283	10,831
Unamortized intangible lease liabilities, net	12,636	12,421
Other liabilities	28,400	23,553
Total liabilities	518,656	482,645

Total One Liberty Properties, Inc. stockholders' equity	285,886	290,763
Non-controlling interests in consolidated joint ventures	1,209	1,221
Total equity	287,095	291,984
Total liabilities and equity	$805,751	$774,629

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Rental income, net	$21,239	$21,155

Operating expenses:
Depreciation and amortization	5,674	5,347
General and administrative	3,334	3,171
Real estate expenses	3,342	3,341
State taxes	82	79
Total operating expenses	12,432	11,938

Other operating income
Gain on sale of real estate, net	4,252	-
Operating income	13,059	9,217

Other income and expenses:
Equity in earnings (loss) of unconsolidated joint ventures	64	(116)
Equity in earnings from sale of unconsolidated joint venture property	121	-
Prepayment costs on debt	(290)	-
Other income	4	4
Interest:
Expense	(4,884)	(4,862)
Amortization and write-off of deferred financing costs	(243)	(232)

Net income	7,831	4,011
Net income attributable to non-controlling interests	(5)	(40)

Net income attributable to One Liberty Properties, Inc.	$7,826	$3,971

Net income per share attributable to common stockholders-diluted	$0.39	$0.19

Funds from operations - Note 1	$9,249	$9,435
Funds from operations per common share-diluted - Note 2	$0.46	$0.48

Adjusted funds from operations - Note 1	$10,180	$10,011
Adjusted funds from operations per common share-diluted - Note 2	$0.51	$0.51

Weighted average number of common shares outstanding:
Basic	19,361	18,894
Diluted	19,374	18,993

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
Note 1:	2020	2019
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$7,826	$3,971
Add: depreciation and amortization of properties	5,573	5,245
Add: our share of depreciation and amortization of unconsolidated joint ventures	139	143
Add: amortization of deferred leasing costs	101	102
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	4	-
Deduct: gain on sale of real estate	(4,252)	-
Deduct: equity in earnings from sale of unconsolidated joint venture property	(121)	-
Adjustments for non-controlling interests	(21)	(26)

NAREIT funds from operations applicable to common stock	9,249	9,435

Deduct: straight-line rent accruals and amortization of lease intangibles	(570)	(612)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(13)	(10)
Add: amortization of restricted stock compensation	976	954
Add: prepayment costs on debt	290	-
Add: amortization and write-off of deferred financing costs	243	232
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	4
Adjustments for non-controlling interests	1	8

Adjusted funds from operations applicable to common stock	$10,180	$10,011

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.39	$0.19
Add: depreciation and amortization of properties	0.27	0.27
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	0.01	0.01
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-
Deduct: gain on sale of real estate	(0.21)	-
Deduct: equity in earnings from sale of unconsolidated joint venture property	(0.01)	-
Adjustments for non-controlling interests	-	-

NAREIT funds from operations per share of common stock-diluted (a)	0.46	0.48

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.02)	(0.03)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Add: amortization of restricted stock compensation	0.05	0.05
Add: prepayment costs on debt	0.01	-
Add: amortization and write-off of deferred financing costs	0.01	0.01
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	-	-

Adjusted funds from operations per share of common stock-diluted (a)	$0.51	$0.51

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.